Exhibit 99.1

Golden River Resources Takes Placement in Canadian Company Acadian Mining Corp

MELBOURNE--(BUSINESS WIRE)--March 17, 2009--Golden River Resources Corporation (OTCBB:GORV) (“Golden River”) announced today that it has reached agreement with Acadian Mining Corporation (TSX: ADA) ("Acadian") to subscribe in a private placement transaction for up to 338,111,334 common shares ("Offering") in Acadian for aggregate gross investment of up to C$10 million. The Offering is contemplated to close in two or more tranches. Following closing of all tranches, Golden River will hold 68.45% of Acadian.

The closing of the first tranche, for an aggregate of C$1.0 million (38,111,334 shares) is subject only to receipt of the required regulatory approvals, including the approval of the Toronto Stock Exchange and is expected to occur on or about April 10, 2009. Upon completion of closing of the initial tranche, Golden River will be entitled to nominate one member to the board of directors of Acadian.

The remaining $9 million of the Offering (300,000,000 shares at C$0.03 per share) will close in one or more tranches upon the receipt of all necessary regulatory approvals, approval of the shareholders of Acadian and the satisfaction of certain other conditions precedent, including completion of due diligence by the Golden River. Acadian will seek approval from its shareholders at its next annual meeting. Notice of the meeting and supporting documents will be mailed to shareholders in the coming weeks. In the event that the conditions precedent to the final tranche are not satisfied by July 1, 2009, then neither party will have any obligation to complete the balance of the private placement.

Upon completion of the $10.0 million Offering, the board of directors of Acadian will be comprised of six members – three nominees of each of Golden River and Acadian.

The proceeds of the Offering are to be used by Acadian for operational overheads, the advancement of Acadian’s gold properties and the discharge of the creditor’s of Acadian’s wholly-owned subsidiary, ScoZinc Limited, all in accordance with a plan and budget to be approved by Golden River.

Golden River’s President and CEO, Mr Joseph Gutnick, is a successful and well known entrepreneur. He is also the President and CEO of Legend International Holdings, Inc. and Executive Chairman of North Australian Diamonds Limited and Top End Uranium Limited. Mr Gutnick was responsible for overseeing the discovery, development and operation of the world class Plutonic, Bronzewing and Jundee gold mines in Australia. Mr Gutnick is a Fellow of the Australasian Institute of Mining and Metallurgy, a Fellow of the Australian Institute of Management, a Member of the Institute of Company Directors in Australia, and was a Director of the World Gold Council. Mr Gutnick was awarded the prestigious Diggers award at the 1997 Diggers and Dealers Industry Awards in recognition of his considerable contribution to the Australian mining industry.

Upon closing the transaction, Acadian will focus on continuing the development of its five advanced gold projects; Beaver Dam, Fifteen Mile Stream, Forest Hill, Goldenville and Tangier, all of which host Canadian National Instrument 43-101 compliant gold resources. Beaver Dam and Fifteen Mile Stream are being evaluated as potential open pit deposits and Forest Hill, Goldenville and Tangier as underground deposits. Acadian is pursuing a central servicing and processing strategy as an integral part of its development plan with respect to its gold properties. The mill at Acadian’s Scotia Mine (lead-zinc) is expected to become idle in late March – early April 2009 due to cessation of mining zinc-lead ore at Scotia Mine resulting from low zinc and lead prices. As such, the Scotia Mill is presently being considered as a potential processing facility for the material sourced from one or more of Acadian’s gold deposits. The Scotia Mill is capable of processing in excess of 3,000 tpd (grinding at 100 mesh), and will require only relatively minor modifications to process gold ore. Proceeding with this plan will be dependent on favourable project economics, various governmental approvals and additional funding.

Will Felderhof, President and CEO stated, “The proposed investment of C$10 million by Golden River headed up by Joseph Gutnick, a well known and respected Australian mining executive and entrepreneur, is a strong endorsement of the go forward potential of Acadian’s significant gold and base metal assets. We look forward to recommencing the building process of Acadian with the completion of this investment.”

About Golden River Resources Corporation

Golden River Resources is a Delaware Corporation that is focusing its activities in the mining and exploration industry. Golden River Resources has entered into an arrangement with Tahera Diamond Corporation, a Canadian diamond explorer, to explore for gold and base metals on Tahera's ground in the Slave Craton of northern Canada. Through its wholly owned subsidiary, Golden Bull Resources, the Company also has highly prospective properties within the Committee Bay Greenstone Belt, Canada. Golden River Resources is continuing to investigate opportunities in the industry for investment and or other types of participation. For further information please visit our website at www.goldenriverresources.com.

About Acadian

Acadian is a Halifax, Nova Scotia, Canada based mining company which operates a zinc-lead mine (Scotia Mine) at Gays River, Nova Scotia and is exploring and developing gold, zinc-lead, and barite properties in Atlantic Canada.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s fiscal 2006 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.

CONTACT:
Golden River Resources Corporation
Mr. Joseph Gutnick, +011 613 8532 2860
Fax: +011 613 8532 2805
Chief Executive Officer
E-mail: josephg@axisc.com.au